UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 29, 2008

ACORN ENERGY, INC.
(Exact name of Registrants as Specified in their Charters)

Delaware	0-19771	22-2786081
(States or Other Jurisdiction	(Commission file Numbers)	(IRS Employer
of Incorporation)		Identification Nos.)

4 West Rockland, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrants' telephone number, including area code (302) 656-17076

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement

On February 29, 2008, Acorn Energy, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) with the Company’s wholly-owned CoaLogix Inc. subsidiary (“CoaLogix”) and EnerTech Capital Partners III L.P. (“EnerTech”) pursuant to which EnerTech purchased from CoaLogix a 15% interest in CoaLogix for $1.95 million. The Company owns 85% of CoaLogix following the transaction. The Stock Purchase Agreement contains customary representations, warranties and indemnities.

In connection with completing the transaction under the Stock Purchase Agreement, the Company, CoaLogix, EnerTech and the senior management of CoaLogix entered into a Stockholders’ Agreement dated as of February 29, 2008 (the “Stockholders’ Agreement”). Under the Stockholders’ Agreement, EnerTech is entitled to a designate a member of the Board of Directors of CoaLogix. In addition, the Stockholders’ Agreement provides the Company and EnerTech with reciprocal rights of first refusal and co-sale in connection with proposed transfers of their CoaLogix stock.

Pursuant to the Stockholders’ Agreement, EnerTech also has a right to purchase additional stock to maintain its percentage interest in CoaLogix in the event of dilutive transactions. The right may be exercised until such time as the Company’s ownership in CoaLogix is reduced to 75% or CoaLogix completes an initial public offering.

Under the Stockholders’ Agreement, EnerTech and Acorn granted each other reciprocal rights with respect to their CoaLogix stock puruant to which either of them can give notice to the other of its offer to buy the CoaLogix stock of the other, or to sell its CoaLogix stock to the other, at the price stated in the notice. The recipient of the notice will have the option to tender its shares at the stated price or to acquire the offeror’s shares at the stated price.

The consent of EnerTech is required for any action that creates, authorizes, or issues any class of stock or securities of CoaLogix having any right, preference, privilege, power or priority superior to its common stock, or any debt or lease transaction resulting in an obligation to CoaLogix in excess of $3,000,000.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of March, 2008.

ACORN ENERGY, INC.

By:	/s/ John A. Moore
Name: John A. Moore
Title: President and Chief Executive Officer